                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No. ____)*

                         Alexion Pharmaceuticals, Inc.
                                (Name of Issuer)

                         Common Stock Par Value $.0001
                         (Title of Class of Securities)

                                   015351109
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 015351109                    13G                 Page 2 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

   Oak Investment Partners V, Limited Partnership
   06-1332464
--------------------------------------------------------------------------------
2  Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3  SEC Use Only


--------------------------------------------------------------------------------
4  Citizenship or Place of Organization

   Delaware
--------------------------------------------------------------------------------

Number of     (5)  Sole Voting Power         511,187 shares of common stock
Shares
Bene-
ficially      (6)  Shared Voting Power       Not applicable
Owned by
Each          (7)  Sole Dispositive Power    511,187 shares of common stock
Reporting
Person
With          (8)  Shared Dispositive Power  Not applicable

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   511,187 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   7.0%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   PN

Cusip No. 015351109                    13G                   Page 3 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

   Oak Associates V, Limited Partnership
   06-1332465
--------------------------------------------------------------------------------
2  Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [_]
                                                                       (b) [_]
--------------------------------------------------------------------------------
3  SEC Use Only


--------------------------------------------------------------------------------
4  Citizenship or Place of Organization

   Delaware
--------------------------------------------------------------------------------

Number of     (5)  Sole Voting Power         Not applicable
Shares
Bene-         (6)  Shared Voting Power       511,187 shares of common stock
ficially
Owned by
Each          (7)  Sole Dispositive Power    Not applicable
Reporting
Person
With          (8)  Shared Dispositive Power  511,187 shares of common stock

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each Reporting Person


   511,187 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [_]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   7.0%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   PN

Cusip No. 015351109                    13G                Page 4 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

   Oak V Affiliates Fund, Limited Partnership
   06-1334685
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a)  [_]
                                                                        (b)  [_]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

  Delaware
--------------------------------------------------------------------------------

Number of     (5)  Sole Voting Power         11,497 shares of common stock
Shares
Bene-         (6)  Shared Voting Power       Not applicable
ficially
Owned by
Each          (7)  Sole Dispositive Power    11,497 shares of common stock
Reporting
Person
With          (8)  Shared Dispositive Power  Not applicable


--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each Reporting Person

   11,497 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                         [_]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   0.2%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   PN

Cusip No. 015351109                      13G                Page 5 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

   Oak V Affiliates
   06-1334685
--------------------------------------------------------------------------------

2  Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [_]
                                                                         (b) [_]
--------------------------------------------------------------------------------
3  SEC Use Only


--------------------------------------------------------------------------------
4  Citizenship or Place of Organization

   Delaware
--------------------------------------------------------------------------------

Number of     (5)  Sole Voting Power         Not applicable
Shares
Bene-         (6)  Shared Voting Power       11,497 shares of common stock
ficially
Owned by
Each          (7)  Sole Dispositive Power    Not applicable
Reporting
Person
With          (8)  Shared Dispositive Power  11,497 shares of common stock


--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each Reporting Person


   11,497 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                         [_]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   0.2%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   PN

Cusip No. 015351109                    13G                    Page 6 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

   Oak Management Corporation
   06-0990851
--------------------------------------------------------------------------------

2  Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
3  SEC Use Only


--------------------------------------------------------------------------------

4  Citizenship or Place of Organization

   Delaware
--------------------------------------------------------------------------------

Number of     (5)  Sole Voting Power         Not applicable
Shares
Bene-         (6)  Shared Voting Power       522,684 shares of
ficially                                     common stock
Owned by
Each          (7)  Sole Dispositive Power    Not applicable
Reporting
Person
With          (8)  Shared Dispositive Power  522,684 shares of
                                             common stock

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   522,684 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                        [_]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   7.0%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   CO

Cusip No. 015351109                13G                       Page 7 of 19 Pages

 1  Names of Reporting Persons
    S.S. or I.R.S. Identification Nos. of Above Persons

 Bandel L. Carano
--------------------------------------------------------------------------------

 2  Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a) [_]
                                                                       (b) [_]
--------------------------------------------------------------------------------
 3  SEC Use Only


--------------------------------------------------------------------------------

 4  Citizenship or Place of Organization

    United States
--------------------------------------------------------------------------------
Number of        (5)     Sole Voting Power         Not applicable
Shares
Bene-            (6)     Shared Voting Power       522,684 shares of
ficially                                           common stock
Owned by
Each             (7)     Sole Dispositive Power    Not applicable
Reporting
Person           (8)     Shared Dispositive Power  522,684 shares of
With                                               common stock

--------------------------------------------------------------------------------
 9   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     522,684 shares of common stock
--------------------------------------------------------------------------------
10   Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares (See Instructions)                                 [_]
--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row 9

     7.0%
--------------------------------------------------------------------------------
12   Type of Reporting Person (See Instructions)

     IN

Cusip No. 015351109                  13G                     Page 8 of 19 Pages

 1   Names of Reporting Persons
     S.S. or I.R.S. Identification Nos. of Above Persons

     Gerald R. Gallagher
--------------------------------------------------------------------------------
 2   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
 3   SEC Use Only


--------------------------------------------------------------------------------
 4   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
                 (5)  Sole Voting Power         Not applicable
Number of
Shares           (6)  Shared Voting Power       522,684 shares of common stock
Beneficially
Owned by Each    (7)  Sole Dispositive Power    Not applicable
Reporting
Person With      (8)  Shared Dispositive Power  522,684 shares of common stock

--------------------------------------------------------------------------------
 9    Aggregate Amount Beneficially Owned by Each Reporting Person

        522,684 shares of common stock
--------------------------------------------------------------------------------
10    Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions)                                                        [  ]

--------------------------------------------------------------------------------
11    Percent of Class Represented by Amount in Row 9

        7.0%
--------------------------------------------------------------------------------
12    Type of Reporting Person (See Instructions)
        IN

Cusip No. 015351109                  13G                     Page 9 of 19 Pages

 1   Names of Reporting Persons
     S.S. or I.R.S. Identification Nos. of Above Persons

     Edward F. Glassmeyer
--------------------------------------------------------------------------------
 2   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
 3   SEC Use Only


--------------------------------------------------------------------------------
 4   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
                 (5)  Sole Voting Power         Not applicable
Number of
Shares           (6)  Shared Voting Power       522,684 shares of common stock
Beneficially
Owned by Each    (7)  Sole Dispositive Power    Not applicable
Reporting
Person With      (8)  Shared Dispositive Power  522,684 shares of common stock

--------------------------------------------------------------------------------
 9    Aggregate Amount Beneficially Owned by Each Reporting Person

        522,684 shares of common stock
--------------------------------------------------------------------------------
10    Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions)                                                        [  ]

--------------------------------------------------------------------------------
11    Percent of Class Represented by Amount in Row 9

        7.0%
--------------------------------------------------------------------------------
12    Type of Reporting Person (See Instructions)
        IN

Cusip No. 015351109                  13G                     Page 10 of 19 Pages

 1   Names of Reporting Persons
     S.S. or I.R.S. Identification Nos. of Above Persons

 Fredric W. Harman
--------------------------------------------------------------------------------
 2   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [_]
                                                                       (b) [_]
--------------------------------------------------------------------------------
 3   SEC Use Only


--------------------------------------------------------------------------------
 4   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
Number of         (5)      Sole Voting Power         Not applicable
Shares
Bene-             (6)      Shared Voting Power       522,684 shares of
ficially                                             common stock
Owned by
Each              (7)      Sole Dispositive Power    Not applicable
Reporting
Person            (8)      Shared Dispositive Power  522,684 shares of
With                                                 common stock

--------------------------------------------------------------------------------
 9    Aggregate Amount Beneficially Owned by Each Reporting Person

      522,684 shares of common stock
--------------------------------------------------------------------------------
10    Check if the Aggregate Amount in Row (9) Excludes
      Certain Shares (See Instructions)                                 [_]

--------------------------------------------------------------------------------
11    Percent of Class Represented by Amount in Row 9

      7.0%
--------------------------------------------------------------------------------
12    Type of Reporting Person (See Instructions)

      IN

Cusip No. 015351109                  13G                     Page 11 of 19 Pages

 1   Names of Reporting Persons
     S.S. or I.R.S. Identification Nos. of Above Persons

 Ann H. Lamont
--------------------------------------------------------------------------------
 2   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
 3   SEC Use Only


--------------------------------------------------------------------------------
 4   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
                 (5)  Sole Voting Power         Not applicable
Number of
Shares           (6)  Shared Voting Power       522,684 shares of common stock
Beneficially
Owned by Each    (7)  Sole Dispositive Power    Not applicable
Reporting
Person With      (8)  Shared Dispositive Power  522,684 shares of common stock

--------------------------------------------------------------------------------
 9    Aggregate Amount Beneficially Owned by Each Reporting Person

      522,684 shares of common stock
--------------------------------------------------------------------------------
10    Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions)                                                        [  ]

--------------------------------------------------------------------------------
11    Percent of Class Represented by Amount in Row 9

      7.0%
--------------------------------------------------------------------------------
12    Type of Reporting Person (See Instructions)
      IN

Cusip No. 015351109                  13G                     Page 12 of 19 Pages

 1   Names of Reporting Persons
     S.S. or I.R.S. Identification Nos. of Above Persons

     Eileen M. More
--------------------------------------------------------------------------------
 2   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [_]
                                                                         (b) [_]
--------------------------------------------------------------------------------
 3   SEC Use Only


--------------------------------------------------------------------------------
 4   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------

Number of
Shares           (5)  Sole Voting Power         Not applicable
Bene-
ficially         (6)  Shared Voting Power       522,684 shares of common stock
Owned by
Each             (7)  Sole Dispositive Power    Not applicable
Reporting
Person           (8)  Shared Dispositive Power  522,684 shares of common stock
With

--------------------------------------------------------------------------------
 9    Aggregate Amount Beneficially Owned by Each Reporting Person

      522,684 shares of common stock
--------------------------------------------------------------------------------
10    Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions)                                                          [_]

--------------------------------------------------------------------------------
11    Percent of Class Represented by Amount in Row 9

      7.0%
--------------------------------------------------------------------------------
12    Type of Reporting Person (See Instructions)

      IN

                                                             Page 13 of 19 pages

                                 Schedule 13G
                        Common Stock, Par Value $.0001
                              CUSIP No. 015351109

Item 1(a)    Name of Issuer:
             Alexion Pharmaceuticals, Inc.

Item 1(b)    Address of Issuer's Principal Executive Offices:
             25 Science Park, Suite 360
             New Haven, CT 06511

Item 2(a)    Name of Person filing:

     Oak Investment Partners V, Limited Partnership
     Oak Associates V, Limited Partnership
     Oak V Affiliates Fund, Limited Partnership
     Oak V Affiliates
     Oak Management Corporation
     Bandel L. Carano
     Gerald R. Gallagher
     Edward F. Glassmeyer
     Fredric W. Harman
     Ann H. Lamont
     Eileen M. More

Item 2(b)    Address of Principal Business Office or, if none, Residence:

     c/o Oak Management Corporation
     One Gorham Island
     Westport, CT 06880

Item 2(c)    Citizenship:

     Please refer to Item 4 on each cover sheet for each filing person

Item 2(d)    Title of Class of Securities:

     Common stock, $.0001 par value

Item 2(e)    CUSIP Number: 015351109

Item 3       Not Applicable.

Item 4       Ownership.

     The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon 7,339,084 shares outstanding as of December 9, 1996, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 1996, plus the shares issuable upon exercise of the options described in the following sentence. Amounts shown as beneficially owned include (i) currently exercisable warrants to purchase 76,406 shares of Common Stock and 1,718 shares of Common Stock held by Oak Investment Partners V, Limited Partnership, and Oak V Affiliates Fund, Limited Partnership, respectively, and (ii) currently exercisable options to purchase 26,210 shares of Common Stock and 590 shares of Common Stock which may be deemed to be held by Eileen M. More on behalf of Oak Investment Partners V, Limited Partnership, and Oak V Affiliates Fund, Limited Partnership, respectively.

     Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

Item 5    Ownership of Five Percent or Less of a Class.

     Not applicable

Item 6    Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     Not applicable

Item 8    Identification and Classification of Members of the Group.

     Not applicable

Item 9    Notice of Dissolution of Group.

     Not applicable

Item 10   Certification.

     Not applicable

Signature
---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated February 13, 1997

                              Oak Investment Partners V,
                              Limited Partnership

                              By:   Oak Associates V,
                                    Limited Partnership,
                                    As General Partner


                              By:   /s/ Edward F. Glassmeyer
                                    -------------------------------
                                    General Partner

                              Oak Associates V, Limited Partnership


                              By:   /s/ Edward F. Glassmeyer
                                    -------------------------------
                                    General Partner


                              Oak V Affiliates Fund, Limited
                              Partnership

                              By:   Oak V Affiliates,
                                    As General Partner


                              By:   /s/ Edward F. Glassmeyer
                                    -------------------------------
                                    General Partner


                              Oak V Affiliates


                              By:   /s/ Edward F. Glassmeyer
                                    -------------------------------
                                    General Partner

                              OAK MANAGEMENT CORPORATION


                         By:  /s/ Edward F. Glassmeyer
                              ------------------------------------
                              Name:      Edward F. Glassmeyer
                              Title:     President



                              /s/ Bandel L. Carano
                              ------------------------------------
                              Bandel L. Carano



                              /s/ Fredric W. Harman
                              ------------------------------------
                              Fredric W. Harman



                              /s/ Gerald R. Gallagher
                              ------------------------------------
                              Gerald R. Gallagher



                              /s/ Edward F. Glassmeyer
                              ------------------------------------
                              Edward F. Glassmeyer



                              /s/ Ann H. Lamont
                              ------------------------------------
                              Ann H. Lamont



                              /s/ Eileen M. More
                              ------------------------------------
                              Eileen M. More

                               INDEX TO EXHIBITS
                               -----------------


                                                        Page
                                                        ----


EXHIBIT A           Agreement of Reporting Persons        18